Exhibit 10.11

[LETTERHEAD OF ATHENA BITCOIN]

Notice of Amendment

January 30, 2020

Dear Purchaser:

Reference is hereby made to the Simple Agreement for Future Tokens (the “SAFT”) entered into by you and Athena Bitcoin, Inc. (the “Company”). Capitalized terms used and not otherwise defined in this notice shall have the meaning set forth in the SAFT. As you know, Section 6(a) of your SAFT permits Athena Bitcoin, Inc. and the holder(s) of a majority of the Purchase Amounts to amend the SAFT. The Company has structured a potential transaction in which all the issued and outstanding shares of the Company shall be contributed to GamePlan, Inc., a Nevada corporation (“GP”) in exchange for shares of common stock of GP (the “Proposed Transaction”). The Proposed Transaction will constitute a Corporate Transaction upon consummation thereof. In connection with the Proposed Transaction, the Company and Michael Komaransky, in his capacity as the holder of a majority of the Purchase Amounts under all SAFTs issued by the Company, entered into an omnibus amendment amending all SAFTs to provide, in general, that all Outstanding Amounts shall convert into Equity Securities of the Company immediately prior to consummating the Proposed Transaction. An executed copy of such omnibus amendment is enclosed herewith for your reference, which shall take effect only upon the closing of the Proposed Transaction.

As such, immediately prior to consummating the Proposed Transaction, all Outstanding Amounts under all SAFTs shall be converted into shares of common stock of the Company as set forth at Exhibit A attached hereto.

Please contact me upon receipt with any question or comment you may have.

Thank you.

Very truly yours,

/s/ Eric Gravengaard

Eric Gravengaard

EXHIBIT A

Purchaser	Athena Shares
Eric Gravengaard	6,111
Jingu-Mae, LLC	24,442
Mike Komaransky	1,222,102
Richard Doermer	11,688
SHC Ventures LLC	12,221
Kirkland & Ellis LLP	2,933
Ryan Sullivan	12,221
DV Chain	24,442
Lauren DeLuca	12,221

Omnibus Amendment to Simple Agreements for Future Tokens

This Omnibus Amendment to Simple Agreements for Future Tokens (the “Amendment”) is being entered into by and between Michael Komaransky (“MK”) and Athena Bitcoin, Inc. a Delaware corporation (the “Company”) this 30th day of January, 2020 (the “Effective Date”).

R E C I T A L S

WHEREAS, the Company has entered into certain Simple Agreements for Future Tokens (collectively, the “SAFTS”) with those investors set forth at Exhibit A attached hereto (the “Investors”) and each Investor’s Purchase Amount and Outstanding Amount is set forth at Exhibit A attached hereto;

WHEREAS, MK, as one of the Investors, holds a majority, in the aggregate, of the Purchase Amounts paid to the Company with respect to all SAFTs as of the date hereof;

WHEREAS, in accordance with Section 6(a) of the SAFTs, MK, in his capacity as the Investor holding a majority of the Principal Amounts paid with respect to all the SAFTs, and the Company may amend, waive or modify the SAFTs so long as such amendment or modification does not reduce any Outstanding Amount;

WHEREAS, the Company has negotiated a proposed transaction with GamePlan, Inc., a Nevada corporation (“GP”), whereby all the issued and outstanding shares of the Company shall be contributed to GP in exchange for shares of common stock of GP (the “Proposed Transaction”);

WHEREAS, the Proposed Transaction constitutes a Corporate Transaction;

WHEREAS, MK and the Company desire to enter into this Amendment to amend the terms of all SAFTs to provide, in general, that the Outstanding Amount held by each Investor shall be converted in Equity Securities as provided in each Investor’s Applicable SAFT effective immediately prior to consummating the Proposed Transaction.

NOW, THEREFORE, for valuation consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                      Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the SAFTs.

2.                      Amendment to SAFTS. As of the Effective Date, all SAFTs are hereby amended by deleting in its entirety subsection (i) of Section 1(b) in each SAFT and it with the following new subsection (i) in each SAFT:

“(i) If, prior to the consummation of a Qualified Financing and on or prior to the expiration or termination of this instrument, the Company consummates a Corporate Transaction, then immediately prior to the consummation of such Corporate Transaction, all of the Outstanding Amount shall, automatically and without any further action by or notice to the Purchaser, be converted (the “Converted Amount”) into that number of fully paid and non- assessable Equity Securities determined by dividing (A) the Outstanding Amount by (B) the Conversion Price.”

3.                      Date of Effectiveness; Limited Effect. This Amendment shall be effective as of the Effective Date; provided, however, that if the Proposed Transaction is not consummated in its entirety then this Amendment shall be automatically void and of no force and effect without any further action required. Except as expressly provided in this Amendment, all of the terms and provisions of all SAFTs are and will remain in full force and effect and are hereby ratified and confirmed by MK and the Company, respectively. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of any SAFT or as a waiver of or consent to any further or future action on the part of either MK or the Company that would require the waiver or consent of either. On and after the Effective Date, each reference in each SAFT to "this instrument," "the instrument," "hereunder," "hereof," "herein," or words of like import, will mean and be a reference to the SAFTs as amended by this Amendment.

4.                  Miscellaneous.

(a)                   This Amendment shall inure to the benefit of and be binding upon each of the Investors, the Company and each of their respective permitted successors and permitted assigns.

(b)                   This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(c)                   This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

MK:

__________________________

Michael Komaransky

COMPANY:

Athena Bitcoin, Inc., a Delaware corporation

By:     /s/ Eric Gravengaard

Eric Gravengaard

CEO

EXHIBIT A

Investor	Purchase Amount	Outstanding Amount
Eric Gravengaard	$25,000.00	$25,000.00
Jingu-Mae, LLC	$100,000.00	$100,000.00
Mike Komaransky	$5,000,000.00	$5,000,000.00
Richard Doermer	$47,819.00	$47,819.00
SHC Ventures LLC	$50,000.00	$50,000.00
Kirkland & Ellis LLP	$12,000.00	$12,000.00
Ryan Sullivan	$50,000.00	$50,000.00
DV Chain	$100,000.00	$100,000.00
Lauren DeLuca	$50,000.00	$50,000.00